UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2005

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The response to Item 8.01 is hereby incorporated into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The response to Item 8.01 is hereby incorporated into this Item 3.02. The Convertible Notes referred to in the response to Item 8.01 are convertible into Common Stock, as described in such response.

Item 8.01 Other Events.

On November 16, 2005, Prudential Financial, Inc., a New Jersey corporation (the “Company”), issued a news release announcing the closing of its previously announced private placement of $2.0 billion aggregate principal amount of convertible senior notes due November 15, 2035 (the “Convertible Notes”) pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance and sale of the Convertible Notes were consummated on customary terms and conditions pursuant to a Purchase Agreement entered into by the Company and the initial purchaser named therein on November 9, 2005.

The Company will pay interest on the Convertible Notes at an annual rate equal to 3-month LIBOR, reset quarterly, minus 2.76% until maturity on November 15, 2035, subject to earlier repurchase, redemption or conversion. The Convertible Notes have an initial conversion rate of 11.1111 shares of the Company’s Common Stock (the “Common Stock”) per $1,000 principal amount of Convertible Notes, representing an initial conversion price of $90.00, which is a premium of 21.42% over the closing Common Stock price of $74.12 per share on November 9, 2005, the date on which the Convertible Notes were priced. The Company will settle each $1,000 principal amount of Convertible Notes surrendered for conversion by delivering cash and shares of Common Stock, if any, equal to the sum of the daily settlement amounts for each of the ten trading days during the related observation period. The daily settlement amount for each of the ten trading days of the observation period will consist of: (1) an amount in cash equal to the lesser of $100 and the daily conversion value relating to such day, and (2) to the extent such daily conversion value exceeds $100, a number of shares of Common Stock equal to (A) the difference between such daily conversion value and $100 divided by (B) the Common Stock price for such day. The Company may redeem all or some of the Convertible Notes for cash at any time after May 20, 2007 at 100% of their principal amount plus accrued interest, if any, to but not including the redemption date. The holders of the Convertible Notes may require the Company to repurchase the Convertible Notes for cash on the 18-month and 5-, 10-, 15-, 20- and 25-year anniversaries of the date of issuance at the par amount plus accrued interest, if any.

In connection with the offering of the Convertible Notes, the Company repurchased under its existing share repurchase authorization approximately $210 million of Common Stock with a portion of the offering proceeds. Substantially all of such repurchases were from purchasers of the Convertible Notes. The Company expects to use substantially all of the remaining offering proceeds to purchase an investment grade fixed income investment portfolio. Any offering proceeds not used for the foregoing purposes will be used, and any offering proceeds initially used to purchase such investment portfolio may in the future be used, for general corporate purposes.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.0	News release of the Company, dated November 16, 2005, announcing the closing of its previously announced private placement of $2.0 billion aggregate principal amount of Convertible Notes pursuant to Rule 144A under the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 16, 2005

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Stephen W. Gauster
Name: Title:	Stephen W. Gauster Assistant Secretary

Exhibit Index

Exhibit No.	Description
99.0	News release of the Company, dated November 16, 2005, announcing the closing of its previously announced private placement of $2.0 billion aggregate principal amount of Convertible Notes pursuant to Rule 144A under the Securities Act.